American Assets Trust, Inc. Reports Second Quarter 2025 Financial Results

Net income available to common stockholders of $5.5 million and $48.0 million for the three and six months ended June 30, 2025, respectively, or $0.09 and $0.79 per diluted share, respectively.
Funds from Operations ("FFO") excluding lease termination fees and litigation income of $0.51 and $1.03 per diluted share for the three and six months ended June 30, 2025, respectively, compared to $0.60 and $1.19 per diluted share for the same periods in 2024.
Increased 2025 FFO per diluted share guidance to a range of $1.89 to $2.01 with a midpoint of $1.95, an approximately 1% increase over prior guidance.

SAN DIEGO, California - 7/29/2025 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2025.

Second Quarter Highlights
•Net income available to common stockholders of $5.5 million and $48.0 million for the three and six months ended June 30, 2025, respectively, or $0.09 and $0.79 per diluted share, respectively.
•FFO excluding lease termination fees and litigation income of $0.51 and $1.03 per diluted share for the three and six months ended June 30, 2025, respectively, compared to $0.60 and $1.19 per diluted share for the same periods in 2024.
•Same-store cash Net Operating Income ("NOI") decreased 0.3% and increased 1.4% year-over-year for the three and six months ended June 30, 2025, respectively, compared to the same periods in 2024.
•Increased 2025 FFO per diluted share guidance to a range of $1.89 to $2.01 with a midpoint of $1.95, an approximately 1% increase over prior guidance.
•Leased approximately 69,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 10% and decrease of 2%, respectively, during the second quarter.
•Leased approximately 213,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 22% and 7%, respectively, during the second quarter.

Financial Results

(Unaudited, amounts in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income attributable to American Assets Trust, Inc. stockholders	$5,456	$11,904	$47,991	$31,164
Basic and diluted income attributable to common stockholders per share	$0.09	$0.20	$0.79	$0.52
FFO attributable to common stock and common units	$39,723	$46,113	$79,668	$100,761
FFO per diluted share and unit	$0.52	$0.60	$1.04	$1.32
FFO per diluted share and unit, excluding lease termination fees and litigation income (1)	$0.51	$0.60	$1.03	$1.19
(1)     Excludes $0.8 million in lease termination fees recognized during the three and six months ended June 30, 2025 and $10.0 million in litigation income recognized during the six months ended June 30, 2024.

Net income attributable to common stockholders increased $21.3 million for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to a $44.5 million gain on sale recognized for Del Monte Center and a $1.6 million net increase in our same-store retail segment due to new tenant leases signed and scheduled rent increases. These increases were offset by $10 million in litigation income received during the first quarter of 2024 relating to building specifications for one of the existing buildings at our office project in University Town Center (San Diego), higher net interest expense of approximately $6.0 million primarily due to the $525 million in principal amount of 6.15% senior notes due 2034 and the decrease in capitalized interest from the completion of La Jolla Commons III and One Beach, $4.5 million net decrease in our office segment due to lower occupancy and annualized base rents at Torrey Reserve Campus, First & Main and Lloyd Portfolio and increased $2.0 million in depreciation and amortization expense with new assets placed in operations at La Jolla Commons III and the acquisition of Genesee Park, and $1.3 million decrease related to the hotel portion of our mixed-use property due to a decrease in tourism.

FFO decreased $21.1 million for the six months ended June 30, 2025 compared to the same period in 2024, primarily due the litigation income received during the first quarter of 2024, an increase in our interest expense, a decrease in our retail segment due to the sale of Del Monte Center, and a decrease in our office segment due to lower occupancy and annualized base rent. These decreases were partially offset by an increase in our same-store retail segment due to higher occupancy and average monthly base rent.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2025	March 31, 2025	June 30, 2024
Total Portfolio
Office	82.0%	85.5%	86.6%
Retail	97.7%	97.4%	94.5%
Multifamily	88.1%	90.0%	90.0%
Mixed-Use:
Retail	95.0%	89.3%	95.7%
Hotel	85.3%	84.6%	88.1%

Same-Store Portfolio (1)
Office	86.9%	87.6%	88.8%
Retail	97.7%	97.4%	97.8%
Multifamily	87.4%	89.7%	90.0%
Mixed-Use:
Retail	95.0%	89.3%	95.7%
Hotel	85.3%	84.6%	88.1%
(1)     Same-store leased percentages excludes: (i) One Beach Street (office) due to significant redevelopment activity; (ii) Del Monte Center (retail), which was sold on February 25, 2025, (iii) Genesee Park (multifamily), which was acquired on February 28, 2025, (iv) La Jolla Commons III (office) which was placed into operations on April 1, 2025 and (v) land held for development (office).
During the second quarter of 2025, the company signed 52 leases for approximately 322,500 square feet of office and retail space, as well as 577 multifamily apartment leases. Renewals accounted for 69% of the comparable office leases, 90% of the comparable retail leases, and 68% of the residential leases.

Office and Retail
The annualized base rent per leased square foot as of the end of the indicated quarter was as follows:

		3rd Quarter 2024	4th Quarter 2024	1st Quarter 2025	2nd Quarter 2025
Office	Weighted Average Portfolio	$56.39	$55.92	$56.49	$56.36
Retail	Weighted Average Portfolio	$27.29	$27.35	$29.64	$29.57

On a comparable basis (i.e., leases for which there was a former tenant) our office and retail leasing spreads as of the end of the indicated quarter are shown below:

		3rd Quarter 2024	4th Quarter 2024	1st Quarter 2025	2nd Quarter 2025
Office	Cash Basis % Change Over Prior Rent	7.8%	1.6%	7.8%	(2.0)%
	Straight-Line Basis % Change Over Prior Rent	16.4%	11.0%	15.2%	9.6%

Retail	Cash Basis % Change Over Prior Rent	4.4%	6.5%	13.3%	7.4%
	Straight-Line Basis % Change Over Prior Rent	18.7%	30.8%	21.0%	21.9%

On a comparable basis (i.e., leases for which there was a former tenant) during the second quarter of 2025 and trailing four quarters ended June 30, 2025, our office and retail leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q2 2025	13	69,000	(2.0)%	$40.93	$41.74	9.6%
	Last 4 Quarters	43	228,000	3.5%	$48.31	$46.69	12.9%

Retail	Q2 2025	30	213,000	7.4%	$31.59	$29.41	21.9%
	Last 4 Quarters	83	594,000	7.6%	$30.56	$28.40	22.9%

Multifamily
The average monthly base rent per leased unit as of the end of the indicated quarter was as follows:

	3rd Quarter 2024	4th Quarter 2024	1st Quarter 2025	2nd Quarter 2025
Average Monthly Base Rent per Leased Unit	$2,739	$2,683	$2,699	$2,732

Same-Store Cash Net Operating Income
For the three and six months ended June 30, 2025, same-store cash NOI decreased 0.3% and increased 1.4%, respectively, compared to the three and six months ended June 30, 2024. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Change	2025	2024	Change
Cash Basis:
Office	$35,501	$35,730	(0.6)%	$70,819	$69,244	2.3%
Retail	16,891	16,163	4.5	33,274	31,714	4.9
Multifamily	8,881	9,240	(3.9)	18,444	18,753	(1.6)
Mixed-Use	5,681	6,000	(5.3)	11,045	12,066	(8.5)
Same-store Cash NOI (1)(2)	$66,954	$67,133	(0.3)%	$133,582	$131,777	1.4%
(1)     Same-store excludes: (i) One Beach Street (office) due to significant redevelopment activity; (ii) Del Monte Center (retail), which was sold on February 25, 2025, (iii) Genesee Park (multifamily), which was acquired on February 28, 2025, (iv) La Jolla Commons III (office) which was placed into operations on April 1, 2025 and (v) land held for development (office).
(2)    Lease termination fees and tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At June 30, 2025, the company had gross real estate assets of $3.7 billion and liquidity of $543.7 million, comprised of cash and cash equivalents of $143.7 million and $400.0 million of availability on its line of credit. At June 30, 2025, the company had only 1 out of 31 assets encumbered by a mortgage.

Dividends
The company declared dividends on its shares of common stock of $0.340 per share for the second quarter of 2025. The dividends were paid on June 18, 2025.

In addition, the company has declared a dividend on its common stock of $0.340 per share for the third quarter of 2025. The dividend will be paid in cash on September 18, 2025 to stockholders of record as of September 4, 2025.

Guidance
The company increased its 2025 FFO per diluted share guidance to a range of $1.89 to $2.01 per share, an increase of approximately 1% at midpoint from the prior 2025 FFO per diluted share guidance range of $1.87 to $2.01 per share.

Management will discuss the company's revised guidance in more detail during tomorrow's earnings call. Except as discussed during the call, the company's revised guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financing or repayments.The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2025 on Wednesday, July 30, 2025 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-833-816-1162 and ask to join the American Assets Trust, Inc. conference call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2025 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2025	December 31, 2024
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,656,674	$3,449,009
Construction in progress	68,067	176,868
Held for development	487	487
	3,725,228	3,626,364
Accumulated depreciation	(1,090,834)	(1,038,878)
Net real estate	2,634,394	2,587,486
Cash and cash equivalents	143,736	425,659
Accounts receivable, net	6,491	6,905
Deferred rent receivables, net	86,357	88,059
Other assets, net	84,698	87,737
Real estate assets held for sale	—	77,519
Total assets	$2,955,676	$3,273,365
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,804	$74,759
Unsecured notes payable, net	1,611,829	1,935,756
Accounts payable and accrued expenses	66,606	63,693
Security deposits payable	9,206	8,896
Other liabilities and deferred credits, net	59,386	62,588
Liabilities related to real estate assets held for sale	—	3,352
Total liabilities	1,821,831	2,149,044
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 61,152,542 and 61,138,238 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	612	611
Additional paid-in capital	1,478,222	1,474,869
Accumulated dividends in excess of net income	(297,518)	(304,339)
Accumulated other comprehensive income	2,809	4,760
Total American Assets Trust, Inc. stockholders' equity	1,184,125	1,175,901
Noncontrolling interests	(50,280)	(51,580)
Total equity	1,133,845	1,124,321
Total liabilities and equity	$2,955,676	$3,273,365

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Rental income	$101,070	$105,094	$204,021	$210,115
Other property income	6,863	5,796	12,519	11,470
Total revenue	107,933	110,890	216,540	221,585
Expenses:
Rental expenses	29,678	29,505	59,978	59,346
Real estate taxes	10,645	10,843	21,650	22,089
General and administrative	8,850	8,737	18,162	17,579
Depreciation and amortization	32,782	31,011	63,276	61,228
Total operating expenses	81,955	80,096	163,066	160,242
Gain on sale of real estate	—	—	44,476	—
Operating income	25,978	30,794	97,950	61,343
Interest expense, net	(19,784)	(16,289)	(38,564)	(32,544)
Other income, net	927	789	1,842	11,118
Net income	7,121	15,294	61,228	39,917
Net income attributable to restricted shares	(206)	(195)	(409)	(391)
Net income attributable to unitholders in the Operating Partnership	(1,459)	(3,195)	(12,828)	(8,362)
Net income attributable to American Assets Trust, Inc. stockholders	$5,456	$11,904	$47,991	$31,164

Net income per share
Basic income attributable to common stockholders per share	$0.09	$0.20	$0.79	$0.52
Weighted average shares of common stock outstanding - basic	60,540,125	60,312,878	60,538,720	60,311,399

Diluted income attributable to common stockholders per share	$0.09	$0.20	$0.79	$0.52
Weighted average shares of common stock outstanding - diluted	76,721,662	76,494,415	76,720,257	76,492,936

Dividends declared per common share	$0.340	$0.335	$0.680	$0.670

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
Funds From Operations (FFO)
Net income	$7,121	$61,228
Depreciation and amortization of real estate assets	32,782	63,276
Gain on sale of real estate	—	(44,476)
FFO, as defined by NAREIT	$39,903	$80,028
Less: Nonforfeitable dividends on restricted stock awards	(180)	(360)
FFO attributable to common stock and units	$39,723	$79,668
FFO per diluted share/unit	$0.52	$1.04
Weighted average number of common shares and units, diluted	76,711,831	76,716,676

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Same-store cash NOI (1)	$66,954	$67,133	$133,582	$131,777
Non-same-store cash NOI	(783)	2,094	(449)	3,929
Cash NOI	$66,171	$69,227	$133,133	$135,706
Lease termination fees and tenant improvement reimbursements (2)	919	213	1,093	348
Non-cash revenue and other operating expenses (3)	520	1,102	686	4,096
General and administrative	(8,850)	(8,737)	(18,162)	(17,579)
Depreciation and amortization	(32,782)	(31,011)	(63,276)	(61,228)
Interest expense, net	(19,784)	(16,289)	(38,564)	(32,544)
Gain on sale of real estate	—	—	44,476	—
Other income, net	927	789	1,842	11,118
Net income	$7,121	$15,294	$61,228	$39,917

Number of properties included in same-store analysis	29	30	29	30

(1)    Same-store excludes: (i) One Beach Street (office) due to significant redevelopment activity; (ii) Del Monte Center (retail), which was sold on February 25, 2025, (iii) Genesee Park (multifamily), which was acquired on February 28, 2025, (iv) La Jolla Commons III (office) which was placed into operations on April 1, 2025 and (v) land held for development (office).
(2)    Lease termination fees and tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements (other than tenant improvement reimbursements), ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes lease termination fees, tenant improvement reimbursements, general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii.  The company's office portfolio comprises approximately 4.3 million rentable square feet, and its retail portfolio comprises approximately 2.4 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,302 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; investment returns from our developed properties may be less than anticipated; general economic conditions, including the impact of tariffs and other trade restrictions; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; system failures or security incidents through cyberattacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; potential litigation; difficulties in completing dispositions; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607